QuickLinks -- Click here to rapidly navigate through this document

OUTSOURCING SERVICES GROUP, INC.
STATEMENT OF COMPUTATION OF BASIC AND DILUTED
NET LOSS PER SHARE
(Unaudited)

(Dollars in thousands, except per share data)

Exhibit 11.

	Six Months Ended
	June 29, 2002	June 30, 2001
Basic and diluted loss per share:
Net loss attributable to common stockholders	$(1,976)	$(79)

Weighted average number of outstanding common shares	3,365,873	3,373,824

Basic and diluted loss per share	$(0.59)	$(0.02)

28

QuickLinks

STATEMENT OF COMPUTATION OF BASIC AND DILUTED NET LOSS PER SHARE
  Exhibit 11.